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                                                  Exhibit 5
                                                  ---------

                                    AMENDMENT


               THIS AMENDMENT to that certain Agreement dated as of August 14, 1995 (the "Agreement"), between JUSI Holdings, Inc. ("JUSI") and GSB Holdings, Inc. ("GSB"), is made as of May 20, 1996. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.


               WHEREAS, JUSI and GSB are parties to the Agreement; and

               WHEREAS, JUSI and GSB wish to modify certain provisions of the Agreement.


               NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, the parties to this Amendment hereby agree as follows:


               1. Section 2(a) of the Agreement is hereby deleted in its entirety and replaced by the following:

               " (a) GSB agrees that, during the term of this Agreement, except in accordance with paragraph (b) below and except for sales of Common Stock in the open market pursuant to Rule 144 under the Securities Act of 1933, as amended, it shall not, and shall not agree to, sell, transfer or otherwise dispose of any beneficial ownership interest in any shares of Common Stock to any person (other than to an Affiliate who agrees in writing to be bound by the terms of this Agreement)."

               2.   Except for the modifications expressly set forth in
     Section 1 of this Amendment, the Agreement shall remain unmodified and in full force and effect.

               3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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               4.  This Amendment shall be governed and construed in
     accordance with the law of the State of New York applicable to contracts made and to be performed in New York.

               IN WITNESS WHEREOF, the parties hereto have caused their respective officers, thereunto duly authorized, to execute and deliver this Amendment as of the date first written above.


     JUSI HOLDINGS, INC.                GSB HOLDINGS, INC.

     By: /s/ George H. MacLean          By: /s/ Joseph Schollenberger
        -------------------------          --------------------------
     Name:  George H. MacLean           Name:  Joseph Schollenberger
     Title: Senior Vice President       Title: Vice President







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